Ryan Specialty Appoints to Its Board of Directors

Anthony J. Kuczinski, Former President & CEO of Munich Re US

OCTOBER 31, 2023 | CHICAGO, IL – Ryan Specialty Holdings, Inc. (NYSE: RYAN), a leading international specialty insurance firm, announced that Anthony J. Kuczinski has been appointed to its Board of Directors and will serve as a member of its Compensation and Governance Committee, effective October 30, 2023.

Mr. Kuczinski is a highly regarded executive leader with over 38 years of (re)insurance experience, 34 years of which were with Munich Re in numerous senior roles including 15 years as President and Chief Executive Officer of Munich Reinsurance US Holdings. In addition to his decades of experience in leadership roles with multibillion-dollar (re)insurance organizations, he has also served on other industry related boards. Mr. Kuczinski is currently an executive advisor to Munich Re’s Board of Management and CEO.

“We are very excited to welcome Tony to Ryan Specialty’s Board of Directors,” said Patrick G. Ryan, Chairman of the Board of Directors. “He has a proven track record of insightful and strategic leadership and the know-how to drive profitable growth. Coupled with his wealth of knowledge about the insurance industry, Tony will no doubt be an asset to our Board.”

“I am very much looking forward to being a member of the Board of Ryan Specialty and working alongside this esteemed group of advisors,” added Mr. Kuczinski. “Ryan Specialty is a leader in specialty insurance distribution, has significant momentum in the industry, and continues to innovate on behalf of its clients. I look forward to helping guide the firm’s long-term growth.”

For more information about Ryan Specialty's corporate governance practices and Board of Directors, please click here.

About Ryan Specialty

Founded in 2010, Ryan Specialty (NYSE: RYAN) is a service provider of specialty products and solutions for insurance brokers, agents and carriers. Ryan Specialty provides distribution, underwriting, product development, administration and risk management services by acting as a wholesale broker and a managing underwriter with delegated authority from insurance carriers. Ryan Specialty’s mission is to provide industry-leading innovative specialty insurance solutions for insurance brokers, agents and carriers. Learn more at ryanspecialty.com.

Contact:

Media Investor Relations

Alice Phillips Topping Nicholas Mezick

Chief Marketing & Communications Officer Director, Investor Relations

Ryan Specialty Ryan Specialty

Alice.Topping@ryanspecialty.com IR@ryanspecialty.com

(312) 635-5976 (312) 784-6152

###